UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2005

KOMAG, INCORPORATED
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-16852	94-2914864
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1710 Automation Parkway, San Jose, California		95131
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-576-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

On March 31, 2005, Komag, Incorporated (the "Registrant") and 1704 Automation Parkway, LLC ("Landlord") entered into a Lease Termination Agreement. Registrant and Landlord (as successor to Sobrato Development Company #960, the "Original Landlord") mutually agreed to terminate the Lease Agreement for a building in San Jose, California, dated May 24, 1996 and the First Amendment to Lease dated March 12, 1997. The term of the lease was set to expire in March 2007. A copy of the Lease Agreement was filed as Exhibit 10.1.12 to the Registrant's Report on Form 10-K for the year ended December 29, 1996. The remaining lease obligations under the Lease Agreement, prior to signing the Lease Termination Agreement, totaled $2.0 million. The Registrant has not occupied the facility since early 2000. All conditions precedent to the Lease Termination Agreement were satisfied as of April 18, 2005.

On January 10, 2000, the Registrant entered into a Sublease Agreement with another company, for the building described above, which was set to expire in March 2007. A copy of the Sublease Agreement was filed as Exhibit 10.1.15 to the Registrant’s Report on Form 10-K for the year ended January 2, 2000. As part of the Lease Termination Agreement described above, the Registrant agreed to assign the Sublease Agreement to Landlord. The remaining sublease rental income under the Sublease Agreement, prior to signing the Lease Termination Agreement, totaled $3.2 million.

Under the Lease Termination Agreement, Landlord has agreed to pay the Registrant approximately $1.2 million, the difference between the amount the Registrant was to receive monthly under the Sublease Agreement and the amount the Registrant was obligated to pay under the Lease Agreement through March 2007. The Landlord is obligated to pay the Registrant monthly according to the payment schedule in the Lease Termination Agreement through March 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOMAG, INCORPORATED

April 19, 2005	By:	Kathleen A. Bayless

Name: Kathleen A. Bayless
Title: Vice President, Chief Financial Officer